                                   EXHIBIT A(5)(a)



                       AMENDMENT TO SEPARATE ACCOUNT DIVISIONS


     AS OF JUNE 30, 1999, THE SECOND PARAGRAPH OF THE SEPARATE ACCOUNT SECTION OF THE CONTRACT RELATING TO THE DIVISIONS OF THE SEPARATE ACCOUNT AND THE ASSETS ALLOCATED TO THESE DIVISIONS IS AMENDED TO READ AS FOLLOWS:

     The Separate Account is comprised of the Select Bond, International Equity, Money Market, Balanced, Index 500 Stock, Aggressive Growth Stock, High Yield Bond, Growth Stock, Growth and Income Stock, Index 400 Stock, Small Cap Growth Stock, Russell Multi-Style Equity, Russell Aggressive Equity, Russell Non-US, Russell Real Estate Securities, and Russell Core Bond Divisions. Assets allocated to these Divisions are invested in shares of corresponding mutual funds or portfolios of mutual funds, both of which are referred to in this policy as Portfolios. Shares of the Portfolios are purchased for the Separate Account at their net asset value. The Company may make available additional Divisions and Portfolios. At any time, the assets supporting this policy may be allocated among up to six of the Divisions of the Separate Account.

     AS OF JUNE 30, 1999, THE FIFTH AND SIXTH PARAGRAPHS OF THE SEPARATE ACCOUNT SECTION OF THE CONTRACT RELATING TO THE DIVISIONS OF THE SEPARATE ACCOUNT AND THE ASSETS ALLOCATED TO THESE DIVISIONS ARE AMENDED TO READ AS FOLLOWS:

     The Owner may exchange this policy for a fixed benefit life insurance policy being offered at that time by the Company if the Portfolio changes its investment advisor or has a material change in its investment objectives or restrictions. The Company will notify the Owner if there is any such change. The Owner may exchange this policy within 60 days after the notice or the effective date of the change, whichever is later.

     If, in the judgment of the Company, a Portfolio no longer suits the purposes of this policy due to a change in its investment objectives or restrictions, the Company may substitute shares of another Portfolio. Any such substitution will be subject to any required approval of the Securities and Exchange Commission (SEC), the Wisconsin Commissioner of Insurance or other regulatory authority.



                                                       Secretary
                                                NORTHWESTERN MUTUAL LIFE
                                                    INSURANCE COMPANY



VLI.FUNDS.(0799)